RANDGOLD & EXPLORATION COMPANY LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 1992/005642/06)
Share code:  RNG    ISIN:  ZAE000008819
Nasdaq trading symbol: RANGY
("Randgold" or "the Company")

RESULTS OF ANNUAL GENERAL MEETING

Shareholders are referred to the Randgold announcement published on SENS on 11
May 2004 wherein it was advised that the annual report for the year ended 31
December 2003 incorporating a notice convening the annual general meeting of the
Company for Thursday, 24 June 2004 ("the AGM") had been posted to shareholders.

Shareholders are now advised that at the AGM, all resolutions were approved by the requisite majority of Randgold shareholders with the exception of ordinary resolution no.5 (general authority to issue shares for cash), ordinary resolution no.6 (general authority to issue options to subscribe for shares) and special resolution no.1 (to increase the authorised share capital of the
Company).

Special resolution no.2 (general authority for Randgold to repurchase its own shares), and special resolution no.3 (adoption of new Articles of Association)
will be lodged for registration with the Registrar of Companies in due course.

Johannesburg
25 June 2004

Sponsor
Sasfin Corporate Finance
A Division of Sasfin Bank Limited